UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Charlie’s Holdings, Inc.

(Name of Registrant as Specified in its Charter)

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1007 Brioso Drive

Costa Mesa, CA 92627

Tel. (949) 571-0691

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF

A MAJORITY OF THE OUTSTANDING VOTING STOCK OF CHARLIE’S HOLDINGS, INC.

February 4, 2022

Dear Charlie’s Holdings, Inc. Shareholder:

This Notice and the enclosed Information Statement are being distributed to the holders of record of shares of common stock, par value $0.001 per share (“Common Stock”) and Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred") of Charlie’s Holdings, Inc., a Nevada corporation (the “Company”, “we”, “our” or “us”), as of the close of business on January 18, 2022 (the “Record Date”), pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to inform our shareholders that the following action (the “Corporate Action”) was approved by written consent of a majority of our outstanding voting securities, on an as converted basis (the “Majority Shareholders”), following a recommendation that shareholders approve the Corporate Action by our Board of Directors:

(i)

An amendment to the Company’s 2019 Omnibus Equity Incentive Plan (the “2019 Plan”) to increase the number of shares of Common Stock available for issuance under the 2019 Plan by 15.0 million shares, from 11,072,542 shares to 26,072,542 shares (the “Plan Amendment”).

As of the Record Date, we had 242,906,805 issued and outstanding shares of Common Stock on a fully diluted basis taking into consideration the conversion of all issued and outstanding shares of our Preferred Stock, and excluding any shares that may be issued under currently issued and outstanding options and warrants, or under our Plan, as the same is proposed to be increased as a result of the approval of the 2019 Plan Amendment.

The Written Consent constitutes the only stockholder approval required under the Nevada Revised Statues, our Charter and our Bylaws to approve the 2019 Plan Amendment. Our Board of Directors is not soliciting your consent or your proxy in connection with this action, and no consents or proxies are being requested from stockholders. The 2019 Plan Amendment will not become effective until 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN, PURSUANT TO SECTION 14I OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent: The Information Statement is available at: http://www.sec.gov. We will furnish a copy of this Information Statement, without charge, to any stockholder upon written request to the following address: 1007 Brioso Drive, Costa Mesa, California, 92627, Attention: Principal Executive Officer.

By Order of the Board of Directors, /s/ Ryan Stump Ryan Stump

1007 Brioso Drive

Costa Mesa, CA 92627

Tel. (949) 571-0691

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors of Charlie’s Holdings, Inc., a Nevada Corporation (the “Company”, “we”, “our” or “us”), to the holders of record of shares of our common stock, par value $0.001 per share (“Common Stock”), and our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), as of the close of business on January 18, 2022 (the “Record Date”), to provide information with respect to the following action (the “Corporate Action”) that were approved by majority of our outstanding voting securities, on an as converted basis (the “Majority Shareholders”), following a recommendation that shareholders approve the Corporate Action by our Board of Directors acting by written consent:

(i)

An amendment to the Company’s 2019 Omnibus Equity Incentive Plan (the “2019 Plan”) to increase the number of shares of Common Stock available for issuance under the 2019 Plan by 15.0 million shares, from 11,072,542 shares to 26,072,542 shares (the “Plan Amendment”).

Our Board of Directors’ authority to implement the 2019 Plan Amendment will not become effective until 20 calendar days after this Information Statement is first mailed or otherwise delivered to our shareholders of record as of the close of business on the Record Date.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY SHAREHOLDERS

Under the Nevada Revised Statutes and the Company’s Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present consent to such action in writing. Accordingly, approval of the 2019 Plan Amendment required the affirmative vote or written consent of a majority of our issued and outstanding voting securities, consisting of our Common Stock and our Series A Convertible Preferred Stock (“Series A Preferred”). Holders of Series A Preferred are entitled to vote, on an as-converted basis, along with holders of our Common Stock. On the Record Date, holders of our voting securities were entitled to cast a total of 242,906,805 votes, of which (i) 210,890,737 votes were attributable to holders of shares of our Common Stock, with the holders thereof being entitled to cast one vote per share, and (ii) 32,016,068 votes were attributable to holders of our outstanding shares of Series A Preferred, with the holders thereof being entitled to approximately 226 votes per share of Series A Preferred held.

Our Board of Directors unanimously adopted resolutions by written consent approving the 2019 Plan Amendment on December 22, 2021, subject to approval by holders of a majority of our outstanding voting securities. On December 22, 2022, we received written consents approving the 2019 Plan Amendment from holders of approximately 50.3% of our outstanding voting securities as of the Record Date.

Accordingly, we have obtained all corporate approvals and/or ratifications required for the 2019 Plan Amendment. We are not seeking written consent of the 2019 Plan Amendment from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the 2019 Plan Amendment. This Information Statement is furnished solely for the purposes of advising stockholders of the approval of the 2019 Plan Amendment by written consent and giving stockholders notice of the forthcoming amendment to our Plan, as required by the Nevada Revised Statutes and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As the 2019 Plan Amendment was approved by written consent of the holders of a majority of the Company’s voting securities as of the Record Date, there will be no stockholders’ meeting, and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

Following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, the 2019 Plan Amendment will become effective.

DESCRIPTION OF THE CORPORATE ACTION

AMENDMENT TO THE CHARLIE’S HOLDINGS 2019 OMNIBUS INCENTIVE PLAN

General

On December 22, 2021, our Board unanimously approved of the amendment to the 2019 Plan, subject to shareholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder by unanimous written consent by an aggregate of 15.0 million shares, from 11,072,542 shares to a new total of 26,072,542 shares. 8,306,666 shares of our Common Stock are currently reserved for issuance under the 2019 Plan upon exercise of outstanding options or otherwise under outstanding awards. As a result, only 2,765,876 are shares currently available for issuance as stock options or other awards under the 2019 Plan. The 2019 Plan Amendment will allow the Company to maintain a sufficient number of available shares for future grants under the 2019 Plan.

Background and Purpose

        The 2019 Plan was adopted by our Board on May 8, 2019. The 2019 Plan provides for the issuance of stock-based awards to attract and retain the services of executives and other key employees. Keeping a proportionate number of shares available for issuance under the 2019 Plan in relation to our issued and outstanding shares of Common Stock provides the ability and flexibility to present compensation packages which compare favorably with those offered by other companies. As only 2,765,876 shares are currently available for issuance under the 2019 Plan, our Board voted by unanimous written consent to adopt the Plan Amendment to provide for an additional 15.0 million shares for future grants under the 2019 Plan. Upon the effectiveness of the amendment to the 2019 Plan, we intend to promptly issue options or other incentives under the 2019 Plan, although at this time we have not entered into any agreements regarding the issuance of options or Common Stock under the 2019 Plan.

Summary of the 2019 Plan

Set forth below is a summary of the 2019 Plan. This summary is qualified in its entirety by reference to the full text of the 2019 Plan filed as Appendix B to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) May 28, 2019. Any shareholder who wishes to obtain a copy of the 2019 Plan may do so by written request to Charlie’s Holdings, Inc., 1007 Brioso Drive, Costa Mesa, California 92627, Attention: Vanessa Wells.

The 2019 Plan superseded and replaced Company’s 2013 Stock Incentive Plan (the “2013 Plan”). Any awards outstanding under the 2013 Plan on the date of approval of the 2019 Plan remained subject to the 2013 Plan and no new awards were granted under the 2013 Plan following the adoption of the 2019 Plan. All shares of Common Stock that remained authorized and available for issuance under the 2013 Plan, as well as any shares subject to outstanding awards under the 2013 Plan that subsequently expired, terminated, or were surrendered or forfeited for any reason, without issuance of shares, automatically became available for issuance under the 2019 Plan.

Eligibility

Awards may be granted under the 2019 Plan to officers, employees and consultants of our Company and our subsidiaries and to our non-employee directors. Incentive stock options may be granted only to employees of our Company or one of our subsidiaries. As of December 22, 2022, approximately 35 individuals were eligible to receive awards under the 2019 Plan, including four executive officers and two non-employee directors.

Administration

The 2019 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The Compensation Committee may delegate its authority to the extent permitted by applicable law.

Number of Authorized Shares

A total of 11,072,542 shares of Common Stock are authorized for issuance under the 2019 Plan, which represents approximately 3.8% of the fully diluted shares of Common Stock outstanding on the Record Date, which includes conversion of the Series A Preferred and the exercise of outstanding warrants to purchase our Common Stock. In addition, any awards outstanding under the Prior Plan will remain subject to and be paid under the Prior Plan and any shares then subject to outstanding awards under the Prior Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2019 Plan. Up to 11,072,542 shares may be granted under the 2019 Plan as incentive stock options under Section 422 of the Code. The shares of Common Stock issuable under the 2019 Plan will consist of authorized and unissued shares, treasury shares, and shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2019 Plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will again be available for grant under the 2019 Plan. In addition, the following items will not count against the aggregate number of shares of Common Stock available for grant under the 2019 Plan:

●	the payment in cash of dividends or dividend equivalents under any outstanding award;

●	any award that is settled in cash rather than by issuance of shares of Common Stock; and

●	any awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Shares tendered or withheld to pay the option exercise price or tax withholding for any award (including restricted stock and restricted stock units) will continue to count against the aggregate number of shares of Common Stock available for grant under the 2019 Plan. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise. Any shares of Common Stock repurchased by us with cash proceeds from the exercise of options will not be added back to the pool of shares available for grant under the 2019 Plan.

Adjustments

If certain changes in the Common Stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the Common Stock without our receipt of consideration, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by us, we will equitably adjust the number and kind of securities for which stock options and other stock-based awards may be made under the 2019 Plan. In addition, if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by us, we will equitably adjust the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs.

Types of Awards

The 2019 Plan permits the granting of any or all of the following types of awards:

●

Stock Options. Stock options entitle the holder to purchase a specified number of shares of Common Stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The Compensation Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of the Common Stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of the Common Stock. (The fair market value of a share of our Common Stock as of the Record Date was $0.124 per share.) At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years) and other conditions on exercise.

●

Stock Appreciation Rights. The Compensation Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2019 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the compensation committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards . The Compensation Committee may grant awards of restricted stock, which are shares of Common Stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the Common Stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms of the 2019 Plan and any other terms and conditions determined by the Compensation Committee.

●

Performance Awards. The Compensation Committee may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” The Compensation Committee may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions.

Minimum Vesting Requirements

Equity-based awards granted under the 2019 Plan will have a one-year minimum vesting requirement. This requirement does not apply to (i) substitute awards resulting from acquisitions, (ii) shares delivered in lieu of fully vested cash awards, or (iii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (but not sooner than 50 weeks after the grant date). Also, the Compensation Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of five percent of the available share reserve authorized for issuance under the 2019 Plan. In addition, the minimum vesting requirement does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

No Repricing

Without stockholder approval, the Compensation Committee is not authorized to:

●

lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2019 Plan, such as stock splits;

●	take any other action that is treated as a repricing under generally accepted accounting principles; or

●

cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2019 Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

In the event of a change in control of the Company, the Compensation Committee may accelerate the time period relating to the exercise of any award.  In addition, the Compensation Committee may take other action, including (a) providing for the purchase of any award for an amount of cash or other property that could have been received upon the exercise of such award had the award been currently exercisable, (b) adjusting the terms of the award in a manner determined by the compensation committee to reflect the change in control, or (c) causing an award to be assumed, or new rights substituted therefor, by another entity with appropriate adjustments to be made regarding the number and kind of shares and exercise prices of the award. “Change in control” is defined under the 2019 Plan and requires consummation of the applicable transaction.

Term, Termination and Amendment of the 2019 Plan

Unless earlier terminated by the Board of Directors, the 2019 Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by stockholders. The board may amend, suspend or terminate the 2019 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2019 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2019 Plan generally applicable to us and to participants in the 2019 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of the Common Stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (one year in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Common Stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of Common Stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to Us. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to limitations imposed under the Code.

Section 409A. We intend that awards granted under the 2019 Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2019 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of Common Stock or otherwise settle an award under the 2019 Plan until all tax withholding obligations are satisfied.

Plan Benefits

Participation in the 2019 Plan is entirely within the discretion of the Compensation Committee. Because we cannot predict the rate at which the Compensation Committee will issue awards or the terms of awards granted under the 2019 Plan, it is not possible to determine the number of shares that will be purchased or the value of benefits that may be obtained by executive officers and other employees under the 2019 Plan in the future.

The following table discloses all awards granted to the persons or groups specified below under the 2019 Plan during our fiscal year ended December 31, 2021:

Name and Position	No. of Shares	Dollar Value ($)(1)
Henry Sicignano President	1,500,000	$65,000
Ryan Stump Chief Operating Officer	-	-
Matthew Montesano Chief Financial Officer	-	-
Independent Directors	250,000	$12,775
Employees (excluding executive officers) and consultants	80,000	$9,024

Total	1,830,000	$86,799

(1)

Represents the fair value of stock options held by each person or group identified herein as of December 31, 2021, calculated using the closing price of the Company’s Common Stock on December 31, 2021, as reported on the OTCQB Venture Market, of $0.1128 per share. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation, the amounts pertaining to Mr. Sicignano’s and the independent directors’ restricted stock awards were calculated based on an independent fair value analysis provided to the Company.

Equity Compensation Plan Information

The following table includes information as of December 31, 2021, for our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise or vesting of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	8,872,937	$0.5417	2,765,876

Equity compensation plans not approved by stockholders	-	$-

Total	8,872,937	0.5417	2,765,876

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to the following persons for our fiscal years ended December 31, 2021 and 2020:

(a)	our principal executive officer;

(b)

our most highly compensated executive officers who were serving as an executive officer at the end of the fiscal year ended December 31, 2021 and 2020 who had total compensation exceeding $100,000 (together, with the principal executive officer, the “Named Executive Officers”); and

(c)	any additional individuals who would have been considered Named Executive Officers, but for the fact that they were not serving in such capacity at the end of our most recently completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards ($) (1)	Total ($)
Henry Sicignano	2021	$145,000	$8,000	$65,000	$218,000
President	2020	$–	$–	$–	$–
Ryan Stump	2021	$476,000	$100,000	$–	$576,000
Chief Operating Officer and Director	2020	$382,000	$–	$–	$382,000
Matthew Montesano	2021	$234,000	$45,000	$–	$270,000
Chief Financial Officer	2020	$200,000	$45,000	$–	$245,000

Former Named Executive Officers
Brandon Stump (2)	2021	$476,000	$250,000	$–	$726,000
Former Chief Executive Officer and Chair of the Board	2020	$382,000	$–	$–	$382,000
David Allen (3)	2021	$57,000	$30,000	$–	$87,000
Former Chief Financial Officer	2020	$122,000	$20,000	$–	$142,000

(1)

The amounts in the “Option Awards” columns do not represent any cash payments actually received by the individuals listed in the table with respect to any of such stock options awarded to them during the years ended December 31, 2021 and 2020.  Rather, the amounts represent the aggregate grant date fair value of options awards to the individuals listed in the table during the years ended December 31, 2021 and 2020, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

(2)	Mr. Stump resigned from his position as Chief Executive Officer and a member of the Board of Directors on October 29, 2021.

(3)	Mr. Allen resigned as the Company’s Chief Financial Officer effective May 10, 2021. Mr. Allen’s compensation does not include compensation earned as member of the Company’s Board of Directors.

Outstanding Equity Awards at Fiscal Year-End 2021

The following table sets forth all equity awards held by our Named Executive Officers at December 31, 2021:

Name	Number of Securities Underlying Unexercised Options and Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options and Warrants (#) Unexercisable	Exercise Price ($)	Expiration Date
Henry Sicignano President
Ryan Stump Chief Operating Officer	–	–	–	–
Matthew Montesano Chief Financial Officer	333,333	166,667	$0.44313	10/28/29
Former Named Executive Officers
Brandon Stump Former Chief Executive Officer and Chairman of the Board	–	–	–	–
David Allen Former Chief Financial Officer and Board Member	100,000	–	$0.44313	05/02/22

Executive Compensation Arrangements

Employment Agreements

Brandon Stump (Former CEO). On April 26, 2019, in connection with the Share Exchange and his appointment as Chief Executive Officer, the Company and Mr. Brandon Stump entered into an employment agreement (the “B. Stump Employment Agreement”) pursuant to which (i) Mr. Stump serves as the Company’s Chief Executive Officer, initially for a term of three years, renewable for one-year periods thereafter; (ii) Mr. Stump is subject to a non-competition requirement for three years after his termination; (iii) Mr. Stump is subject to a non-solicitation requirement for one year after his termination, and be entitled to receive the following compensation for his services as Chief Executive Officer: (a) an annual base salary of $500,000, which shall increase on an annual basis by an amount not less than $25,000 per year, as determined by the Compensation Committee of the Company’s Board, (b) an annual cash bonus of up to $750,000 per year, which cash bonus will be determined based on the Company’s achievement of audited gross revenue targets of $35.0 million per year, as more particularly set forth in the B. Stump Employment Agreement, (c) certain milestone based bonuses, (d) an annual award of shares of Common Stock having an aggregate value equal to one-half of Mr. Stump’s annual base salary in effect for such year, which shares shall vest quarterly in equal amounts over a three year period commencing on the issuance date, (e) participation in the Company’s retirement plan, if any, (f) reimbursement of all reasonable business-related expense incurred by Mr. Stump, (e) full health insurance coverage for he and his dependents, and at least $5.0 million of life insurance, (g) 21 paid vacation days per year, and (h) an automobile allowance of $750 per month.

The B. Stump Employment Agreement provided that, in the event of Mr. Stump’s death or disability, or for Cause, as defined in the B. Stump Employment Agreement, the Company may terminate the B. Stump Employment Agreement; provided, however, that at no time may the Company terminate him without Cause. Mr. Stump may terminate the B. Stump Employment Agreement at any time for any reason. In the event that his employment is terminated by him without Good Reason, as defined in the B. Stump Employment Agreement, or by the Company for Good Cause as a result of a Change in Control, he shall be entitled to the following compensation: (i) any earned but unpaid salary through the termination date, (ii) unpaid and unreimbursed expense, (iii) earned but unpaid bonuses, and (iv) any accrued vacation days; provided, however, that in the event that the B. Stump Employment Agreement is terminated by Mr. Stump for any reason, he shall also be entitled to one year’s severance, consisting of one year’s base salary, milestone bonuses and certain other benefits. In the event his employment is terminated by the Company without Cause or Mr. Stump terminates it for Good Reason, as defined in the B. Stump Employment Agreement, then he shall be entitled to the following compensation: (i) all amounts due to him through the termination date, (ii) full vesting of any and all previously granted equity-based incentive awards, and (iii) health insurance coverage for a period of 18 months after the termination date. In addition, effective upon a Change in Control, regardless of whether the B. Stump Employment Agreement is terminated, his base salary for the year in which the Change in Control occurred and any years thereafter shall automatically increase by 20% and the milestone bonuses shall automatically decrease by 30%.

The B. Stump Employment Agreement was amended on February 12, 2021. The terms of the amendment are identical to the terms of the Amended Employment Agreement set forth under “Ryan Stump”.

On October 29, 2021, Brandon Stump resigned from his position as: (i) Chief Executive Officer, Chair of the Board of Directors, and a member of the Board of Directors of the Company; and (ii) all positions held for each direct and indirect subsidiary of the Company (each, a "Subsidiary"), including as a member of the Board of Directors of each Subsidiary. In connection with Mr. Stump's resignation, the Company and Mr. Stump entered into an agreement regarding Mr. Stump's resignation (the "Resignation Agreement"), which Resignation Agreement is dated October 29, 2021. Pursuant to the Resignation Agreement, in consideration for Mr. Stump agreeing to terminate the B. Stump Employment Agreement, and agreeing to certain restrictions and covenants, the Company will: (i) continue to pay Mr. Stump his base salary (as defined in the B. Stump Employment Agreement), through April 22, 2022; (ii) pay Mr. Stump certain bonus compensation owed to Mr. Stump in an amount equal to $300,000, payable in installments of $75,000 on each of November 1, 2021, December 1, 2021, January 1, 2022, and February 1, 2022; and (iii) continue to make available to Mr. Stump certain employee benefits offered by the Company until April 22, 2022.

Brandon Stump (Former CEO). On April 26, 2019, in connection with the Share Exchange and his appointment as Chief Executive Officer, the Company and Mr. Brandon Stump entered into an employment agreement (the “B. Stump Employment Agreement”) pursuant to which (i) Mr. Stump serves as the Company’s Chief Executive Officer, initially for a term of three years, renewable for one-year periods thereafter; (ii) Mr. Stump is subject to a non-competition requirement for three years after his termination; (iii) Mr. Stump is subject to a non-solicitation requirement for one year after his termination, and be entitled to receive the following compensation for his services as Chief Executive Officer: (a) an annual base salary of $500,000, which shall increase on an annual basis by an amount not less than $25,000 per year, as determined by the Compensation Committee of the Company’s Board, (b) an annual cash bonus of up to $750,000 per year, which cash bonus will be determined based on the Company’s achievement of audited gross revenue targets of $35.0 million per year, as more particularly set forth in the B. Stump Employment Agreement, (c) certain milestone based bonuses, (d) an annual award of shares of Common Stock having an aggregate value equal to one-half of Mr. Stump’s annual base salary in effect for such year, which shares shall vest quarterly in equal amounts over a three year period commencing on the issuance date, (e) participation in the Company’s retirement plan, if any, (f) reimbursement of all reasonable business-related expense incurred by Mr. Stump, (e) full health insurance coverage for he and his dependents, and at least $5.0 million of life insurance, (g) 21 paid vacation days per year, and (h) an automobile allowance of $750 per month.

The Company may terminate the R. Stump Employment Agreement in the event of Mr. Stump’s death or disability, or for Cause, as defined in the R. Stump Employment Agreement; provided, however, that at no time may the Company terminate him without Cause. Mr. Stump may terminate the R. Stump Employment Agreement at any time for any reason. In the event that his employment is terminated by him without Good Reason, as defined in the R. Stump Employment Agreement, or by the Company for Good Cause as a result of a Change in Control, he shall be entitled to the following compensation: (i) any earned but unpaid salary through the termination date, (ii) unpaid and unreimbursed expense, (iii) earned but unpaid bonuses, and (iv) any accrued vacation days; provided, however, that in the event that the R. Stump Employment Agreement is terminated by Mr. Stump for any reason, he shall also be entitled to one year’s severance, consisting of one year’s base salary, milestone bonuses and certain other benefits. In the event that his employment is terminated by the Company without Cause or he terminates it for Good Reason, as defined in the R. Stump Employment Agreement, then Mr. Stump shall be entitled to the following compensation: (i) all amounts due to him through the termination date, (ii) full vesting of any and all previously granted equity-based incentive awards, and (iii) health insurance coverage for a period of 18 months after the termination date. In addition, effective upon a Change in Control, regardless of whether the R. Stump Employment Agreement is terminated, his base salary for the year in which the Change in Control occurred and any years thereafter shall automatically increase by 20% and the milestone bonuses shall automatically decrease by 30%.

On February 12, 2020, the Company, entered into an Amended and Restated Employment Agreement with Ryan Stump, the Company’s Chief Operating Officer, respectively (the “Amended Employment Agreement”) effective February 12, 2020.

The terms of the Amended Employment Agreement are as follows: (i) the annual equity awards based upon, among other conditions, the Company’s market capitalization and a percentage of base salary have been eliminated; however, the awards based on financial milestones remain in full force and effect; and (ii) payment of the 2019 bonus has been deferred, resulting in the accrual of such bonuses on the books and records of the Company. All other terms of the Employment Agreement for Mr. Stump remained in full force and effect subject to further review by the Board as it deems necessary and appropriate.

Director Compensation

The Company’s Director Compensation Plan currently provides that non-employee directors receive (a) a $60,000 annual retainer, payable in equal monthly installments in cash and (b) reimbursement for expenses related to Board meeting attendance and committee participation. In addition, directors receive a one-time grant of an option to purchase 250,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the date of issuance, as reported on the OTCQB Venture Market. Directors that were also employees of the Company did not receive additional compensation for serving on the Board.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($) (1)	Total ($)
Scot Cohen	$30,000	$–	$30,000
Jeff Fox	$110,000	$12,775	$122,775
Keith Stump (2)	$–	–	–
David Allen (3)	$90,000	$–	$90,000

(1)

The amounts in the “Option Awards” columns do not represent any cash payments actually received by the individuals listed in the table with respect to any of such stock options awarded to them during the year ended December 31, 2021.  Rather, the amounts represent the aggregate grant date fair value of options awards to the individuals listed in the table during the year ended December 31, 2021, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

(2)	Mr. Stump resigned from his position as a member of the Board of Directors on October 29, 2021.

(3)

Mr. Allen resigned from his position as a member of the Board of Directors on October 29, 2021. Mr. Allen’s compensation excludes compensation earned during 2021 as the Company’s former Chief Financial Officer.

Outstanding Equity Awards as of December 31, 2021

The following table sets forth all equity awards held by our Named Executive Officers at December 31, 2021:

Name	Number of Securities Underlying Unexercised Options and Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options and Warrants (#) Unexercisable	Exercise Price ($)	Expiration Date
Henry Sicignano President	–	–	–	–
Ryan Stump Chief Operating Officer	–	–	–	–
Matthew Montesano Chief Financial Officer	333,333	166,667	$0.44313	10/28/29
Former Named Executive Officers
Brandon Stump Former Chief Executive Officer and Chairman of the Board	–	–	–	–
David Allen Former Chief Financial Officer and Director	100,000	–	$0.44313	05/02/2022

Equity Compensation Plan Information

The following table includes information as of December 31, 2021 for our equity compensation plans:

Plan category	Number of securities to be issued upon exercise or vesting of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	8,872,937	$0.5417	2,765,876

Equity compensation plans not approved by stockholders	–	–	–

Total	8,872,937	$0.5417	2,765,876

2013 Stock Incentive Plan. The 2013 Stock Incentive Plan (the “2013 Plan”) was adopted by the Company’s Board of Directors on December 31, 2013. The 2013 Plan initially reserved for issuance 0.2 million shares of Common Stock for issuance to all employees (including, without limitation, officers and directors who are also employees) of the Company or any subsidiary of the Company (each a “Subsidiary”), any non-employee director, consultants and independent contractors of the Company or any Subsidiary, and any joint venture partners (including, without limitation, officers, directors and partners thereof) of the Company or any Subsidiary. Awards under the 2013 Plan may be made in the form of: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, once the 2013 Plan has been approved by a majority of the Company’s stockholders; (ii) stock options that do not qualify as incentive stock options; and/or (iii) awards of shares that are subject to certain restrictions specified in the 2013 Plan. In January 2018, the Board of Directors authorized increasing the number of shares reserved for issuance under the plan to a total of 1.2 million shares of Common Stock.

During the year ended December 31, 2018, the Company did not issue any restricted stock awards pursuant to the 2013 Plan; however, the Company issued an aggregate total of 346,529 stock option awards pursuant to the 2013 Plan during the 2018 fiscal year.

Subsequent to the year ended December 31, 2018, on May 16, 2019, the Board approved an amendment to certain outstanding stock options issued under the 2013 Plan, in the aggregate amount of 359,720, to extend the expiration date of such stock options by five years.

As of April 26, 2019, a total of approximately 0.9 million awards were issued under 2013 Plan, consisting entirely of outstanding stock options. As of December 31, 2021, approximately 0.6 million of these stock options remain vested and exercisable.

The Company will not grant any additional awards or shares of Common Stock under the Prior Plan beyond those that are currently outstanding.

2019 Omnibus Incentive Plan. The 2019 Omnibus Incentive Plan (the “2019 Plan”) was adopted by the Company’s Board of Directors on May 8, 2019, subject to stockholder approval and registration or qualification of the shares subject to the 2019 Plan with the federal and state securities authorities. The 2019 Plan reserved for issuance approximately 11.1 million shares of Common Stock for issuance to all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary, any non-employee director, consultants and independent contractors of the Company or any Subsidiary, and any joint venture partners (including, without limitation, officers, directors and partners thereof) of the Company or any Subsidiary. Awards under the 2019 Plan may be made in the form of: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, once the 2019 Plan has been approved by a majority of the Company’s stockholders; (ii) stock options that do not qualify as incentive stock options; and/or (iii) awards of shares that are subject to certain restrictions specified in the 2019 Plan.

As of December 31, 2021, there were a total of 8,306,666 stock options and share awards outstanding pursuant to the 2019 Plan, 4,810,006 of which have vested.

Post-Employment Compensation, Pension Benefits, Nonqualified Deferred Compensation

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the Named Executive Officers during the year ended December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The Company currently has two classes of voting securities issued and outstanding: (i) Common Stock and (ii) Series A Preferred. The following tables contain the beneficial ownership of our outstanding voting securities owned by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)	Each person known by us to beneficially own five percent or more of the outstanding shares of our Series A Preferred and Common Stock.

Percent ownership is calculated based on 141,873 shares of Series A Preferred and 210,890,737 shares Common Stock outstanding as of December 31, 2021.

For purposes of this section, beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person in each table below, shares of voting Common Stock subject to rights held by that person to acquire such shares currently or within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person.

Beneficial Ownership of Series A Preferred

Name and Address (1)	Series A Convertible Preferred Stock	% Ownership of Class
Executive Officers and Directors
Scot Cohen
Director	3,750	2.6%
Keith Stump
Former Director	3,000	2.1%
Total Officers and Directors	6,750	4.7%
Greater Than 5% Stockholders
Red Beard Holdings, LLC (2)
17595 Harvard Avenue, Suite C511
Irvine, California 92614	33,750	23.8%
Hudson Bay Capital Management, LP (3)
777 Third Avenue, 30th Floor
New York, New York 10017	10,450	7.4%
Empery Asset Management, LP (4)
1 Rockefeller Plaza, Suite 1205
New York, New York	16,875	11.9%
Altium Growth Fund, LP (5)
551 Fifth Avenue, 19th Floor
New York, New York 10176	11,025	7.8%

(1)

Each of the Company’s officers and directors who will not hold shares of Series A Preferred were excluded from this table. Unless otherwise indicated, the address for each stockholder is 1007 Brioso Drive, Costa Mesa, California 92627.

(2)	Based on Company records as of December 31, 2021. Mr. Smith is a manager of Red Beard Holdings, LLC ("Red Beard"), and has dispositive power and voting power over the securities reported herein.

(3)

Based on Company records as of December 31, 2021. Sander Gerber, Authorized Signor for Hudson Bay Capital Management, LP may be deemed to be the beneficial owner of all shares of Common Stock underlying the Series A Preferred held by Hudson Bay Capital Management, LP.

(4)

Based on Company records as of December 31, 2021. Ryan Lane, Managing Partner for Empery Asset Management, LP may be deemed to be the beneficial owner of all shares of Common Stock underlying the Series A Preferred held by Empery Asset Management, LP.

(5)

Based on Company records as of December 31, 2021. Jacob Gottlieb, Chief Executive Officer of Altium Growth Fund, LP may be deemed to be the beneficial owner of all shares of Common Stock underlying the Series A Preferred held by Altium Growth Fund, LP.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Shares of Common Stock	Shares Issuable Upon Conversion of Preferred A Stock (2)	Shares Issuable upon Exercise of Warrants (3)	Shares Issuable upon Exercise of Vested Stock Options	Total Number of Shares Beneficially Owned	% Ownership of Class

Brandon Stump
Former Chief Executive Officer and Director	64,754,089	-	-	-	64,754,089	30.7%
Ryan Stump
Chief Operating Officer and Director	27,751,754	-	-	-	27,751,754	13.2%
Henry Sicignano
President	7,500,001	-	-	-	7,500,001	3.6%
Matthew Montesano
Chief Financial Officer	1,410,409	-	-	333,334	1,743,743	0.8%
David Allen
Former Chief Financial Officer and Director	300,000	-	-	100,000	400,000	0.2%
Adam Mirkovich
Chief Information Officer	8,100	-	-	66,666	74,766	0.0%
Scot Cohen (4)
Director	779,935	846,246	564,164	72,448	2,262,793	1.1%
Keith Stump
Director	2,185,030	676,995	451,331	333,334	3,646,690	1.7%
Executive Officers and Directors, as a group (8 persons)	104,689,318	1,523,241	1,015,494	905,782	108,133,836	50.5%

Greater Than 5% Stockholders
Vincent C. Smith (5)
17595 Harvard Avenue, Suite C511
Irvine, California 92614	40,765,596	7,595,929	4,400,476	-	52,762,001	23.7%
Red Beard Holdings, LLC (6)
17595 Harvard Avenue, Suite C511
Irvine, California 92614	40,128,254	7,595,929	4,400,476	-	52,124,659	23.4%
Iroquois Capital Management, LLC (7)
125 Park Avenue, 25th Floor
New York, New York 10017	15,976,531	-	4,936,431	-	20,912,962	9.7%

(1)	Unless otherwise indicated, the address for each stockholder is 1007 Brioso Drive, Costa Mesa, California 92627.

(2)

Pursuant to the Certificate of Designation of the Series A Preferred (“Series A COD”), shares of Series A Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 4.99% (or 9.99% upon the election of any holder of Series A Preferred) of the Company’s outstanding Common Stock after such conversion (the “Series A Ownership Limitation”); provided, however, that any holder of shares of Series A Preferred may waive the Conversion Limitation upon 61 days written notice to the Company.

The Series A COD also entitles each share of Series A Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series A Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power (the “Series A Voting Limitation”).

Ownership percentages in this table were calculated in accordance with Section 13(d) of the Exchange Act, and do not reflect any adjustments due to the Series A Ownership Limitation or the Series A Voting Limitation.

(3)

Certain of the warrants included in this table are subject to blockers that prevent a holder from exercising Investor Warrants or Placement Agent Warrants in the event that such exercise would result in the holder and its affiliates beneficially owning in excess of 4.99% of the Company’s issued and outstanding Common Stock immediately thereafter, which limit may be increased to 9.99% at the election of the holder (the “Warrant Exercise Limitation”).

Ownership percentages in this table were calculated in accordance with Section 13(d) of the Exchange Act, and do not reflect any adjustments due to the Warrant Exercise Limitation.

(4)

Includes securities held by V3 Capital Partners and the Scot Jason Cohen Foundation. Mr. Cohen is the Managing Partner of V3 Capital Partners and an officer of the Scot Jason Cohen Foundation, and has dispositive and/or voting power over these shares.

(5)

Includes securities held by LB 2, LLC (“LB 2”) and Red Beard, based on Company records and ownership information from Amendment No. 5 to Schedule 13D filed by Vincent C. Smith on November 21, 2019. Mr. Smith is manager of LB 2 and Red Beard. As such, Mr. Smith has dispositive power and voting power over, and may be deemed to be the beneficial owner of the securities held by each of these entities.

(6)

Based on Company records and ownership information from Amendment No. 5 to Schedule 13D filed by Vincent C. Smith on November 21, 2019. Mr. Smith is a manager of Red Beard, and has dispositive power and voting power over the securities reported herein.

(7)

Based on Company records and ownership information from Schedule 13G filed by Iroquois Capital Management, LLC (“Iroquois Capital Management”), Mr. Richard Abbe and Ms. Kimberly Page on September 21, 2021. Mr. Abbe shares authority and responsibility for the investments made on behalf of Iroquois Master Fund with Ms. Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe and Ms. Page may each be deemed to be the beneficial owner of all shares of Common Stock underlying the Common Stock held by Iroquois Master Fund.

DISTRIBUTION AND COSTS

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered.  You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which we should direct the additional copy of the Information Statement, to us at Charlie’s Holdings, Inc., 1007 Brioso Drive, Costa Mesa, California 92627.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices.  Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to our principal executive offices.